Exhibit 99.2

RISK FACTORS

All references in this document to “we,” “us,” “ our” or similar references mean Webster Financial Corporation and its successors, and include our consolidated subsidiaries where the context so requires. When we refer to the “common stock” we refer to our common stock, par value $.01.

Risks Related to this Offering and Our Common Stock

We may not pay dividends if we are not able to receive dividends from our subsidiary, Webster Bank.

We are a separate and distinct legal entity from our banking and nonbanking subsidiaries and depend on the payment of cash dividends from Webster Bank and our existing liquid assets as the principal sources of funds for paying cash dividends on our common stock. Unless we receive dividends from Webster Bank or choose to use our liquid assets, we may not be able to pay dividends. Webster Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. Under the foregoing dividend restrictions, Webster Bank did not have the ability to pay dividends at September 30, 2010. At September 30, 2010, we had approximately $258 million in liquid assets at the holding company level. Subsequent to September 30, 2010, we repurchased an additional $100 million of Series B Preferred Stock from the U.S. Treasury. Following that repurchase, and after giving effect to the offering and the use of proceeds and available funds to repurchase the remaining $200 million of outstanding Series B Preferred Stock held by the U.S. Treasury, we expect to have approximately $100 million in liquid assets at the holding company level, which is sufficient to pay approximately three years of expected cash flow needs.

If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency (the “OCC”) have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. Last year, the Federal Reserve released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (1) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (3) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Although we intend to repurchase our Series B Preferred Stock issued to the U.S. Treasury under the TARP CPP following this offering, we may not be able to do so if this offering is not completed or if the U.S. Treasury does not approve the repurchase of the Series B Preferred Stock.

Following the repurchase of the Series B Preferred Stock issued to the U.S. Treasury, many of the restrictions associated with participation in the TARP CPP will no longer apply to us. We expect to use proceeds from this offering, together with available cash, to fund the repurchase. If we are unable to complete this offering, however, we may not be able to repurchase the Series B Preferred Stock at this time or at all. If we cannot repurchase all of the Series B Preferred Stock as a result, or if the U.S. Treasury does not approve the repurchase, we would not eliminate the dividends payable on those securities and we would remain subject to limitations on our ability to increase our quarterly dividend on our common stock and our ability to repurchase shares of our common stock. We would also remain subject to all of the restrictions on our operations associated with participation in the TARP CPP, including on executive compensation, which could impair our ability to attract and retain key personnel.

In connection with our participation in the TARP CPP, in addition to the issuance of our Series B Preferred Stock, we issued a warrant representing the right (subject to anti-dilution adjustment) to purchase up to 3,282,276 shares of our common stock by the U.S. Treasury at an exercise price of $18.28 per share. The warrant expires 10 years from the issuance date, and we have provided the Treasury with registration rights covering the warrant and the underlying shares of common stock. Upon redemption of the Series B Preferred Stock, we may attempt to repurchase the warrant at a price to be negotiated, though we may decide not or be unable to do so. If we do not repurchase the warrant, the U.S. Treasury could either exercise the warrant or sell it to third parties. The issuance of additional shares of common stock as a result of exercise of this warrant would dilute the ownership interest of our existing common shareholders.